Xybernaut Corporation
                       12701 Fair Lakes Circle, Suite 550
                             Fairfax, Virginia 22033
                               (703) 631-6925 (T)
                               (703) 631-3903 (F)


                                  May 30, 2003

Sundial Investments, Limited
Gretton House
P.O. Box 65, Duke Street
British West Indies
ATTN:  Ms. Beverly Simmons

       Re:   Notice of Warrant Exercise and Satisfaction of Promissory Note
             --------------------------------------------------------------

Gentlemen:

         Reference is made to: (i) that certain Promissory Note, dated as of March 26, 2003 (the "Note"), issued by Xybernaut Corporation, a Delaware corporation (the "Company"), in favor of Sundial Investments, Limited (the "Investor") in the initial principal amount of $1,750,000 (which principal amount has been previously reduced by the amount of $860,000, with the remaining principal amount of $890,000 currently outstanding on the Note), and (ii) that certain Common Stock Purchase Warrant, Number W-M03-1, dated March 26, 2003 (the "Warrant"), exercisable into 1,750,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), at an exercise price of $1.25 per share (the "Exercise Price"), issued by the Company to the Investor.

         For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

         The Investor agrees to reduce the outstanding principal amount of the Note by ten (10%) percent, or $89,000, resulting in an outstanding principal amount on the Note of $801,000. The Investor agrees to exercise all of the shares underlying the Warrant, and the Company agrees that the Exercise Price shall be reduced from $1.25 to $0.32 cents per share. The Investor hereby elects to apply the outstanding principal amount of $560,000 of the Note as payment for the Exercise Price of the shares of Common Stock underlying the Warrant.

         The remaining outstanding principal amount of the Note of $241,000, plus accrued and unpaid interest of $11,229.17, shall be paid in full by the Company's issuance to the Investor of: (i) 651,352 shares (the "Principal Payment Shares") of Common Stock, at an agreed upon valuation equal to $0.37 cents per share, for the payment of outstanding principal on the Note, and (ii) 30,349 shares (the "Interest Payment Shares" and, together with the Principal Payment Shares, the "Shares") of its Common Stock at a price of $0.37 cents per share, for the payment of accrued and unpaid interest on the Note. The Shares shall not be registered with the Securities and Exchange Commission and shall be "restricted securities", within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended. If, at any time following 90 days from the date hereof, the


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Sundial Investments, Limited
May 30, 2003
Page -2-

Company files a registration statement on Form S-3 (or other appropriate form then available, except on Form S-4, S-8 or their respective successor forms) in connection with a public or private offering of its securities to investors, the Company shall include the Shares which are being issued by the Company on such registration statement.

         The Investor represents and warrants to the Company that it is an "accredited" investor, as that term is defined in Rule 501 of the Securities Act and it is acquiring the Shares for investment purposes and not with a view to the distribution of the Shares to the public.

         Upon our execution of this letter agreement, any and all obligations of the Company to the Investor under the Note shall be fully satisfied, the Note shall be terminated and marked "paid in full" and the Investor will have no remaining rights, powers, privileges, remedies or interests under the Note.

         As promptly as practicable but no later than three (3) business days following the exercise of the Warrant, the Company shall take such actions as it shall deem necessary or appropriate to deliver the final prospectus, as amended or supplemented, relating to the sale of the shares of Common Stock underlying the Warrant under the Securities Act of 1933, as amended and deliver same to the Investor prior to sale. The Investor agrees that it shall not sell any shares of Common Stock underlying the Warrant pursuant to the Registration Statement on Form S-3, Registration No. 333-104223, without proper delivery of the final prospectus, as amended or supplemented.

         Except as amended hereby, the provisions of the Warrant shall be unmodified and shall remain in full force and effect.

         Please confirm your agreement to the foregoing by executing the enclosed copy of this letter and returning it to the undersigned, whereupon it shall become a binding agreement between us as of the date hereof.

                                     Very truly yours,

                                     XYBERNAUT CORPORATION

                                     By:
                                         --------------------------------
                                         Name:
                                         Title:

AGREED:

SUNDIAL INVESTMENTS, LIMITED

By:
   -----------------------------------
Name:
Title: